Exhibit 99
PRESS RELEASE
FOR IMMEDIATE RELEASE
OM GROUP’S NET SALES UP 55 PERCENT IN THE THIRD QUARTER
— Income from Continuing Operations More than Doubles —
— Company Drives Strong Bottom-Line Results, Advances Transformation Strategy —
CLEVELAND – November 2, 2007 – OM Group, Inc. (NYSE: OMG) today announced results for the third quarter and nine-month periods ended September 30, 2007.
Net sales for the third quarter of 2007 were $264.6 million, compared with $170.4 million in the corresponding period of 2006. Increased product selling prices, coupled with increased demand across most of the company’s inorganic and electronic chemical end markets, and the re-sale of cobalt metal, were the primary drivers of the sales increase. The average cobalt reference price in the third quarter of 2007 was $25.84 compared with $15.59 in the 2006 period.
“In the third quarter of 2007, we picked up right where we left off in the previous quarter,” said Joseph M. Scaminace, chairman and chief executive officer. “Raw material prices remained at near-record levels and up significantly from one year ago. Customer demand across many of our high-growth markets also remained strong. Equally impressive, the company delivered strong bottom-line results for the quarter through an unwavering focus on operational excellence. The organization is clearly responding positively to our renewed emphasis on accountability.”
Gross profit increased to $73.1 million in the third quarter of 2007 versus $53.2 million in the comparable 2006 quarter, primarily due to the factors contributing to the increase in net sales described above. As a percentage of net sales, gross profit declined slightly to 28 percent versus 31 percent, which reflects the low margins on cobalt metal re-sale. Excluding the impact from reselling cobalt metal, gross profit as a percentage of sales on the company’s value-added, metal-based specialty chemicals stayed even with the third quarter one year ago. Operating profit in the third quarter of 2007 was $41.5 million, up significantly over operating profit of $29.2 million in the prior-year quarter.
Income from continuing operations was $39.5 million, or $1.30 per diluted share, in the third quarter of 2007, compared with $13.8 million, or $0.47 per diluted share, in the 2006 period. The significant increase was driven primarily by the previously identified factors impacting gross profit, as well as minimal interest expense in the 2007 period due to the redemption of the company’s long-term Notes earlier this year, higher interest income as a result of the company’s higher cash balance and favorable foreign currency exchange gains.
Loss from discontinued operations was $1.4 million in the 2007 third quarter, compared to income from discontinued operations in the 2006 period of $74.2 million, related primarily to the operations of the Nickel business that was sold in the first quarter of 2007.
Net income in the 2007 quarter decreased to $38.1 million, or $1.26 per diluted share, from last year’s third-quarter net income of $88.0 million, or $2.97 per diluted share. The decrease was due to the income of the discontinued Nickel business in the 2006 period.

Selling, general and administrative (SG&A) expenses rose to $31.7 million in the third quarter of 2007, compared with $24.0 million in the third quarter of 2006, due primarily to a $3.5 million environmental charge related to a closed manufacturing site and higher selling expenses associated with higher net sales.
Corporate expenses, a component of overall SG&A expenses, declined to $7.4 million in the 2007 third quarter from $9.4 million in the comparable quarter a year ago, reflecting a decrease in Corporate legal and other professional services fees. The cash balance at September 30, 2007 was $435.5 million.
NINE-MONTH RESULTS
Net sales for the nine months ended September 30, 2007, were $712.1 million versus $488.0 million for the comparable period in 2006. Income from continuing operations was $65.1 million, or $2.15 per diluted share, compared to $40.7 million, or $1.38 per diluted share, a year ago. Net income was $198.9 million, or $6.58 per diluted share, in the first nine months of 2007 compared with net income of $159.3 million, or $5.40 per diluted share, in the first nine months of 2006.
Gross profit rose to $229.1 million in the first nine months of 2007, compared with $137.9 million in the same period a year earlier. As a percentage of net sales, gross profit increased to 32 percent from 28 percent. Operating profit increased to $140.8 million in the 2007 period from $63.5 million in the 2006 nine-month period. The increases reflected higher cobalt prices and higher-priced sales of finished products manufactured with cobalt raw materials purchased at lower prices. Higher sales volumes across all three product line groupings also contributed to the more favorable nine-month 2007 results.
SG&A expenses were $88.3 million in the first nine months of 2007, compared with $74.4 million in the year-ago period. The increase was due to higher selling expenses as a result of higher net sales, environmental charges totaling $4.6 million related to a closed manufacturing site and $3.2 million of legal fees associated with a lawsuit filed by the company related to the use by a third party of proprietary information.
OUTLOOK
During the quarter, the company announced the acquisition of Borchers GmbH, a leading European-based specialty coatings additive supplier, and the electronics businesses of Rockwood Holdings, which provide customers with chemicals used in the manufacture of semiconductors and printed circuit boards, as well as photo-imaging masks primarily for semiconductor and photovoltaic manufacturing. The Borchers acquisition closed on October 1, 2007. The Rockwood transaction is expected to close by the end of 2007.
“These acquisitions should create a better balance in our business portfolio between cash-generating base materials businesses and high-growth specialty chemicals and advanced materials businesses upon which we can grow,” said Scaminace. “We enter the fourth quarter with the utmost confidence that our strategy to build shareholder value by retooling the company’s business model to provide more predictable operating results and sustainable growth is working.
“While our work is far from done, we have come far enough since the divestiture of the nickel business for us to assert without reservation that we are doing exactly what we said we would do. We are building a more profitable business by deploying our cash prudently, but with a sense of urgency. Looking ahead, we continue to believe that our efforts will result in a company with consolidated revenues of $2 billion to $4 billion by 2010 and a ranking in the top quartile of specialty chemicals and specialty materials companies in terms of EBITDA margins and other financial metrics,” Scaminace concluded.
The company announced in 2006 that it would suspend its past practice of offering earnings guidance. The company believes that significant metal price volatility makes the practice increasingly less meaningful to current and prospective shareholders who use the company’s expectations to form a view of future performance.
WEBCAST INFORMATION
The company has scheduled a conference call and live audio broadcast on the Web for today at 10 a.m. (ET). Investors may access the live audio broadcast by logging on to http://phx.corporate-ir.net/phoenix.zhtml?c=82564&p=irol-audioarchives. A copy of management’s presentation materials will be available on OMG’s Web site at the time of the call. The company recommends visiting the Web site at least 15 minutes prior to the webcast to download and install any necessary software. Also, a webcast audio replay will be available on the “Investor Audio Archive” page of the company’s Web site, commencing three hours after the call.
ABOUT OM GROUP, INC.
OM Group is a leading, vertically integrated international producer and marketer of value-added, metal-based specialty chemicals and related materials. Headquartered in Cleveland, Ohio, OM Group operates manufacturing facilities in the Americas, Europe, Asia and Africa. For more information, visit the company’s Web site at http://www.omgi.com/.
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For more information, contact: Greg Griffith vice president, strategic planning, development and investor relations, at +1-216-263-7455.
FORWARD-LOOKING STATEMENTS
The foregoing discussion may include forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon specific assumptions and are subject to uncertainties and factors relating to the company’s operations and business environment, all of which are difficult to predict and many of which are beyond the control of the company. These uncertainties and factors could cause actual results of the company to differ materially from those expressed or implied in the forward-looking statements contained in the foregoing discussion. Such uncertainties and factors include: the direction and pace of our strategic transformation, including our use of proceeds from the sale of our Nickel business on March 1, 2007 and identification of potential acquisitions; the successful acquisition of certain Electronics businesses of Rockwood Holdings, Inc. and integration of those operations; the operation of our critical business facilities without interruption; the speed and sustainability of price changes in cobalt; the potential for lower of cost or market write-downs of the carrying value of inventory necessitated by decreases in the market price of cobalt or the selling prices of the company’s finished products; the availability of competitively priced supplies of raw materials, particularly cobalt; the risk that new or modified internal controls, implemented in response to the company’s examination of its internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, are not effective and need to be improved; the demand for metal-based specialty chemicals and products in the company’s markets; the impact of environmental regulations on our operating facilities and the impact of new or changes to current environmental, health and safety laws on our products and their use by our customers; the effect of fluctuations in currency exchange rates on the company’s international operations; the effect of non-currency risks of investing and conducting operations in foreign countries, including political, social, economic and regulatory factors; the effect of changes in domestic or international tax laws; and the general level of global economic activity and demand for the company’s products.

OM Group, Inc. and Subsidiaries
Unaudited Condensed Consolidated Balance Sheets

	September 30,	December 31,
(In thousands)	2007	2006
ASSETS
Current assets
Cash and cash equivalents	$435,452	$282,288
Accounts receivable, less allowances	127,978	82,931
Inventories	314,511	216,492
Other current assets	36,163	30,648
Assets of discontinued operations	—	597,682

Total current assets	914,104	1,210,041

Property, plant and equipment, net	200,662	210,953
Goodwill	140,342	137,543
Notes receivable from joint venture partner, less allowances	24,179	24,179
Other non-current assets	34,342	35,508

Total assets	$1,313,629	$1,618,224

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term debt and current portion of long-term debt	$528	$493
Debt to be redeemed	—	402,520
Accounts payable	147,379	90,768
Accrued income taxes	35,178	17,497
Accrued employee costs	21,466	28,806
Other current liabilities	37,114	42,057
Liabilities of discontinued operations	—	167,148

Total current liabilities	241,665	749,289

Long-term debt	1,131	1,224
Deferred income taxes	3,685	4,118
Minority interests	51,228	43,286
Other non-current liabilities	39,403	38,228

Total stockholders’ equity	976,517	782,079

Total liabilities and stockholders’ equity	$1,313,629	$1,618,224

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Income

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share data)	2007	2006	2007	2006
Net sales	$264,640	$170,420	$712,134	$488,023
Cost of products sold	191,502	117,245	483,075	350,159

Gross profit	73,138	53,175	229,059	137,864
Selling, general and administrative expenses	31,674	23,958	88,276	74,408

Operating profit	41,464	29,217	140,783	63,456
Other income (expense):
Interest expense	(238)	(9,712)	(7,523)	(29,331)
Interest income	5,041	2,358	15,643	5,412
Loss on redemption of Notes	—	—	(21,733)	—
Foreign exchange gain	4,178	772	5,962	3,033
Gain on sale of investment	—	—	—	12,223
Other expense, net	(501)	(515)	(999)	(162)

	8,480	(7,097)	(8,650)	(8,825)

Income from continuing operations before income taxes, minority interest and cumulative effect of change in accounting principle	49,944	22,120	132,133	54,631
Income tax expense	(7,926)	(5,452)	(57,715)	(10,498)
Minority partners’ share of income	(2,511)	(2,838)	(9,320)	(3,474)

Income from continuing operations before cumulative effect of change in accounting principle	39,507	13,830	65,098	40,659
Discontinued operations
Income (loss) from discontinued operations, net of tax	(1,412)	74,178	61,511	118,350
Gain on sale of discontinued operations, net of tax	—	—	72,270	—

Total income (loss) from discontinued operations, net of tax	(1,412)	74,178	133,781	118,350
Income before cumulative effect of change in accounting principle	38,095	88,008	198,879	159,009
Cumulative effect of change in accounting principle	—	—	—	287

Net income	$38,095	$88,008	$198,879	$159,296

Net income (loss) per common share — basic:
Continuing operations	$1.32	$0.47	$2.18	$1.39
Discontinued operations	(0.05)	2.53	4.47	4.03
Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$1.27	$3.00	$6.65	$5.43

Net income (loss) per common share — assuming dilution:
Continuing operations	$1.30	$0.47	$2.15	$1.38
Discontinued operations	(0.04)	2.50	4.43	4.01
Cumulative effect of change in accounting principle	—	—	—	0.01

Net income	$1.26	$2.97	$6.58	$5.40

Weighted average shares outstanding
Basic	30,031	29,336	29,902	29,322
Assuming dilution	30,350	29,635	30,235	29,486

OM Group, Inc. and Subsidiaries
Unaudited Condensed Statements of Consolidated Cash Flows

	Nine Months Ended September 30,
(In thousands)	2007	2006
Operating activities
Net income	$198,879	$159,296
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Income from discontinued operations	(61,511)	(118,350)
Gain on sale of discontinued operations	(72,270)	—
Income from cumulative effect of change in accounting principle	—	(287)
Gain on sale of investment	—	(12,223)
Loss on redemption of Notes	21,733	—
Depreciation and amortization	24,652	23,706
Other non-cash items	(7)	3,184
Changes in operating assets and liabilities
Accounts receivable	(45,456)	(15,682)
Inventories	(98,019)	(6,823)
Accounts payable	56,611	23,541
Other, net	4,146	(3,753)

Net cash provided by operating activities	28,758	52,609

Investing activities
Expenditures for property, plant and equipment	(12,833)	(8,876)
Net proceeds from the sale of the Nickel business	490,036	—
Proceeds from sale of investment	—	12,223
Other investing activities	2,766	(12,919)

Net cash provided by (used for) investing activities	479,969	(9,572)

Financing activities
Payments of long-term debt	(400,000)	(17,250)
Premium for redemption of Notes	(18,500)	—
Other financing activities	10,184	897

Net cash used for financing activities	(408,316)	(16,353)

Effect of exchange rate changes on cash	5,718	3,287

Cash and cash equivalents
Increase from continuing operations	106,129	29,971
Discontinued operations — net cash provided by operating activities	48,575	94,893
Discontinued operations — net cash used for investing activities	(1,540)	(14,691)
Balance at the beginning of the period	282,288	114,618

Balance at the end of the period	$435,452	$224,791

OM Group, Inc. and Subsidiaries
Unaudited Segment Information

	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2007	2006	2007	2006
Net Sales
Specialties	$264,640	$170,420	$712,134	$488,023

Operating profit
Specialties	$48,843	$38,580	$165,146	$90,925
Corporate	(7,379)	(9,363)	(24,363)	(27,469)

	$41,464	$29,217	$140,783	$63,456

Non-GAAP Financial Measure
3Q 2007

	Three months ended		Three months ended
Amounts in thousands except per share data	Sept 30, 2007		Sept 30, 2006
	$	EPS	$	EPS

Net income — as reported	$38,095	$1.26	$88,008	$2.97

Less:
Total Income (Loss) from Discontinued operations	(1,412)	(0.04)	74,178	2.50

Income from continuing operations before accounting change — as reported	$39,507	$1.30	$13,830	$0.47

Special items:
Environmental charges at closed New Jersey site	2,936	0.10	—	—

Income from continuing operations before accounting change — as adjusted for special items	$42,443	$1.40	$13,830	$0.47

Weighted average shares outstanding — diluted		30,350		29,635

	Nine months ended		Nine months ended
Amounts in thousands except per share data	Sept 30, 2007		Sept 30, 2006
	$	EPS	$	EPS

Net income — as reported	$198,879	$6.58	$159,296	$5.40

Less:
Total Income from Discontinued operations	133,781	4.43	118,350	4.01
Cumulative effect of accounting changes	—	—	287	0.01

Income from continuing operations before accounting change — as reported	$65,098	$2.15	$40,659	$1.38

Special items:
Loss on redemption of Notes	21,733	0.72	—	—
Tax benefit related to loss on redemption of Notes	(7,607)	(0.25)	—	—
Tax expense related to repatriation of foreign cash	38,789	1.28	—	—
Environmental charges at closed New Jersey site	3,857	0.13	—	—
Gain on sale of shares in Weda Bay Minerals, Inc.	—	—	(12,223)	(0.41)

Income from continuing operations before accounting change — as adjusted for special items	$121,870	4.03	$28,436	0.96

Weighted average shares outstanding — diluted		30,235		29,486
Use of Non-GAAP Financial Information:
“Income from continuing operations before accounting changes — as adjusted for special items” is a non-GAAP financial measure that the Company’s management has used as an important metric in evaluating the performance of the Company’s business for 2007. The above table presents a reconciliation of the Company’s GAAP results, as reported (both net income and income from continuing operations before accounting changes), to its non-GAAP results after adjusting for the special items shown. The Company believes that the non-GAAP financial measure presented in the above table facilitates a comparative assessment of the Company’s operating performance by its management. In addition, the Company believes that this non-GAAP financial measure will enhance investors’ understanding of the performance of the Company’s operations during 2007 and of the comparability of the 2007 results to the results of prior periods.